Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES

RESULTS OF THE THIRD FISCAL QUARTER ENDED MAY 31, 2008

Warren, PA. July 14, 2008/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products today reported results for the third fiscal quarter and nine month period ended May 31, 2008.

Net sales for the three months ended May 31, 2008 were a record high for the Company at $788.9 million compared to $587.3 million for the prior year quarter. This was an increase of $201.6 million or 34.3% from the prior year quarter. This record revenue for the quarter was primarily attributed to the increase in selling prices of petroleum products coupled with an increase in both wholesale and retail petroleum sales volumes as well as an increase in retail merchandise sales. Net sales for the nine months ended May 31, 2008 and 2007 were $2,146.2 million and $1,664.7 million, respectively, which was an increase of $481.5 million or 28.9% from the prior year period.

Net income for the nine months ended May 31, 2008 and 2007 was $7.9 million and $28.5 million respectively. This was a decrease of $20.6 million from the prior nine month period. Net income for the three months ended May 31, 2008 and 2007 was $4.3 million and $32.4 million respectively. This was a decrease of $28.1 million from the prior year quarter.

EBITDA for the nine months ended May 31, 2008 and 2007 was $57.3 million and $80.4 million respectively. This was a decrease of $23.1 million from the prior year nine month period. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended May 31, 2008 and 2007 were $21.9 million and $66.2 million respectively. This was a decrease of $44.3 million from the prior year quarter.

United Refining Company (http://www.urc.com) uses the term EBITDA or earnings before interest, income taxes, depreciation and amortization. EBITDA is a term not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to Net Income in Footnote (1) in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2008	2007	2008	2007
	(dollars in thousands)
Net Sales	$788,949	$587,298	$2,146,235	$1,664,675
Operating Income	$15,645	$60,813	$36,304	$65,007
Net Income	$4,251	$32,366	$7,925	$28,497
Income Tax Expense	$2,955	$22,494	$5,508	$19,804
EBITDA (1)	$21,925	$66,173	$57,273	$80,416

(1)	EBITDA Reconciliation:

EBITDA RECONCILIATION

(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2008	2007	2008	2007
	(dollars in thousands)
Net Income	$4,251	$32,366	$7,925	$28,497
Interest Expense	9,266	6,965	27,595	19,060
Income Tax Expense	2,955	22,494	5,508	19,804
Depreciation	4,058	3,470	12,138	10,447
Amortization	1,395	878	4,107	2,608

EBITDA	$21,925	$66,173	$57,273	$80,416

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 369 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer (814) 723-1500